Exhibit H



Information included in Item 1, "System Companies and Investments Therein" provides the relationship of all system companies. The following shows the relationship of the foreign utility companies:


Northeast Utilities (Parent Company)

          -    Charter Oak Energy, Inc. (100% owned by Northeast
               Utilities)

          -    COE Argentina I Corp. (100% owned by Charter Oak
               Energy, Inc.)

          -    COE Argentina II Corp. (100% owned by Charter Oak
               Energy, Inc.)

          -    COE Ave Fenix Corporation (100%  owned by
               Charter Oak Energy, Inc.)

          -    COE Tejona Corporation (100% owned by
               Charter Oak Energy, Inc.)

          -    COE Development Corporation (100% owned by
               Charter Oak Energy, Inc.)